FORM 3
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                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549
                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



1.  Name and Address of Reporting Person                             2.  Date of Event
                                                                         Requiring Statement
                                                                          (Month/Day/Year)

                                                                            5/18/01*


Hong Kong Jade Bird Science and Technology Limited
--------------------------------------------------
(Last)         (First)      (Middle)



Unit 02, 7th Floor, Asia Pacific Center, 8 Wyndham Street            3. IRS or Social Se-
--------------------------------------------------                      curity Number of
                 (Street)                                               Reporting Person
                                                                        (Voluntary)


Central, Hong Kong
--------------------------------------------------
(City)         (State)     (Zip)


4.  Issuer Name and Ticker or Trading Symbol

Sohu.com Inc. (SOHU)




 5. Relationship of Reporting Person to Issuer                      6. If Amendment,
         (Check all applicable)                                        Date of Original
  ____ Director                     X   10% Owner                      (Month/Day/Year)
  ____ Officer (give title below)  ____ Other (specify below)


                                                                    7.  Individual or Joint/Group
                                                                        Filing (Check Applicable Line)
                                                                        X Form filed by One Reporting Person
                                                                          ___ Form filed by More than One
                                                                              Reporting Person
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                                                                 Table I - Non-Derivative Securities Beneficially Owned



1. Title of Security                                                                  2. Amount of Securities
   (Instr. 4)                                                                            Beneficially Owned
                                                                                         (Instr. 4)


Common Stock, par value $0.001 per share                                                     6,720,386*



3. Ownership                    4. Nature of Indirect Beneficial Ownership
   Form: Direct                    (Instr. 5)
   (D) or Indirect
   (I)  (Instr. 5)
         D


  If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                                        (Print or Type Responses)
                                                                              (Over)
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   FORM 3 (continued)      Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

   1. Title of Derivative Security                 2. Date Exer-            3. Title and Amount of Securities
      (Instr. 4)                                      cisable and              Underlying Derivative Security
                                                      Expiration               (Instr. 4)
                                                      Date
                                                      (Month/Day/
                                                       Year)



4. Conver-                                         5. Owner-                6. Nature of Indirect
   sion or                                            ship                     Beneficial Ownership
   Exercise                                           Form of                  (Instr. 5)
   Price of                                           Deriv-
   Deri-                                              ative
   vative                                             Security:
   Security                                           Direct
                                                      (D) or
                                                      Indirect
                                                      (I)
                                                      (Instr. 5)


                                                    Date         Expira-         Title                     Amount
                                                    Exer-        tion                                      or
                                                    cisable      Date                                      Number
                                                                                                           of
                                                                                                           Shares




   Explanation of Responses:

   * The Reporting Person became subject to the filing requirements of this Form 3 on May 18, 2001 by virtue of its beneficial ownership of 5,372,395 shares of Common Stock, par value $0.001 per share, of
   Sohu.com Inc. (the "Common Shares") on such date. The Reporting Person acquired beneficial ownership of an additional 1,347,991 Common Shares on May 21, 2001 for an aggregate beneficial ownership of
   6,720,386 Common Shares.



        **Intentional misstatements or omissions of facts constitute
          Federal Criminal Violations
                                                                                /s/ Xu Zhendong                            5/29/01
                                                                                -------------------------------            -------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                     **Signature of Reporting Person             Date
                                                                                Chief Executive Officer
                                                                                  and Director




        Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
   See Instruction 6 for procedure.
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